                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement  / / Confidential, for the use of the Commission
                                     only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement
/X/ Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-12

                               DIME BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

                         NORTH FORK BANCORPORATION, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)   Total fee paid:

--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount previously paid:

--------------------------------------------------------------------------------
2)   Form, Schedule or Registration Statement No.

--------------------------------------------------------------------------------
3)   Filing party:

--------------------------------------------------------------------------------
4)   Date filed:

                               [NORTH FORK LOGO]




                                                                 March 27, 2000

Dear Dime Stockholder:


      AS YOU KNOW, ON MARCH 5, 2000, NORTH FORK BANCORPORATION, INC. ANNOUNCED ITS INTENTION TO COMMENCE AN OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF DIME BANCORP, INC. COMMON STOCK FOR 0.9302 SHARES OF NORTH FORK COMMON STOCK AND $2.00 IN CASH. On March 15, 2000, we commenced our exchange offer. Based on the closing price of our common stock on the New York Stock Exchange on March 27, 2000, our exchange offer has a value of $17.06 per Dime share, which represents a 42% premium over the implied value to Dime stockholders of its proposed merger with Hudson United Bancorp (based on the 0.60255 exchange ratio in that transaction and the $19.94 closing price of Hudson United common stock on March 27, 2000). We are also seeking, in connection with the consummation of our exchange offer, to enter into an agreement with Dime providing for a second-step merger between Dime and North Fork or a wholly owned subsidiary of North Fork in which each remaining Dime common share would be exchanged for the same per share consideration paid to Dime stockholders in the exchange offer. Our offer is being made by a prospectus and letter of transmittal which are being mailed separately to you. For your convenience, we have enclosed a copy of our exchange offer prospectus with this proxy statement. You are urged to read the prospectus carefully because it contains important information concerning the terms and conditions of our offer.

      As you know, Dime has entered into a merger agreement with Hudson United in which Dime will be the surviving corporation in the merger and will change its name to Dime United. In the proposed merger, each outstanding share of Dime common stock would be converted into 0.60255 shares of Dime United common stock and each outstanding share of Hudson United common stock would be converted into one share of Dime United common stock. The Dime Board of Directors is soliciting your vote to approve its proposed merger with Hudson United. AS DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT AND THE ENCLOSED EXCHANGE OFFER PROSPECTUS, WE BELIEVE OUR PROPOSED EXCHANGE OFFER AND SECOND-STEP MERGER WILL PROVIDE YOU A SIGNIFICANT PREMIUM AND GREATER VALUE THAN THE PROPOSED HUDSON UNITED/DIME MERGER.

      In connection with the proposed Hudson United merger, Dime originally scheduled a special meeting of stockholders to be held on March 15, 2000. Since the announcement of our offer and our intention to solicit proxies against the proposed Hudson United/Dime merger, Dime has twice postponed the date of its stockholders meeting, which is now currently scheduled to be held on May 17, 2000, at a time and place to be announced by Dime. YOUR BOARD OF DIRECTORS CANNOT IGNORE YOUR VIEWS FOREVER. SOONER OR LATER, DIME WILL HAVE TO HOLD ITS STOCKHOLDERS MEETING. If Dime stockholders reject the proposed Hudson United/Dime merger, we believe your board of directors should respect that vote and take all necessary action to allow our offer to proceed.

     WE URGE YOU TO VOTE AGAINST THE PROPOSED HUDSON UNITED/ DIME MERGER
BECAUSE:


       o Our offer provides a significant premium and more value for your Dime shares than the proposed Hudson United merger. Based on the closing price for North Fork common stock on the date of this proxy statement, our offer provides you with $17.06 per share in value, representing a premium of $5.05 per share (or approximately 42%) over the implied value of the proposed Hudson United/Dime merger, based on the closing price of Hudson United common stock on the date of this proxy statement. Based on closing prices for North Fork common stock and Hudson United common stock for each trading day since the announcement of our offer on March 5, 2000, the value of our offer has represented an average premium of more than 37% over the implied value of the Hudson United/Dime merger. Because the number of shares of North Fork common stock that you would receive in the North Fork offer and the number of shares you would receive in the Hudson United/Dime merger is fixed, the value of our offer and the implied value of the Hudson United/Dime merger will change based on changes in the market prices of the companies' stock.


     o One of the conditions of our offer is that the Hudson United/Dime merger NOT be approved by the stockholders of Dime. As a result, for you to have an opportunity to exchange your Dime shares for the consideration offered in our offer, the proposed Hudson United/Dime merger MUST NOT be approved by the holders of a majority of the shares of Dime common stock.


     o Your vote AGAINST the Hudson United/Dime merger will send a strong message to the Dime Board of Directors that you want to preserve your opportunity to accept the superior value represented by our offer.


     YOUR VOTE IS ESSENTIAL! IF YOU WANT THE OPPORTUNITY TO CONSIDER THE NORTH FORK OFFER, VOTE AGAINST THE PROPOSED HUDSON UNITED/DIME MERGER BY SIGNING, DATING AND RETURNING THE ACCOMPANYING GOLD PROXY CARD TODAY.


     Even if you previously have submitted a proxy card furnished by the Dime Board, it is not too late to change your vote by simply signing, dating and returning the enclosed GOLD proxy card today.

     WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY.


    Thank you for your consideration and support.


                                           Sincerely,

                                           /s/ John Adam Kanas

                                           John Adam Kanas
                                           Chairman, President and
                                           Chief Executive Officer

--------------------------------------------------------------------------------
                                   IMPORTANT


1. If your Dime shares are held in your own name, please sign, date and mail the enclosed GOLD proxy card to D.F. King & Co., Inc. in the postage-paid envelope provided.


2. If your Dime shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a GOLD proxy card is submitted on your behalf. North Fork urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to North Fork in care of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005 so that North Fork will be aware of all instructions given and can attempt to ensure that such instructions are followed.


3. Only stockholders of record on March 30, 2000 are entitled to vote at the special meeting of Dime stockholders. North Fork urges each stockholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed proxy card as soon as possible.

     Do not sign or return any white proxy card you may receive from Dime.

     If you have any questions or need assistance in voting your shares, please call:


                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005
                           Toll Free: 1-800-755-7250


      THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED HUDSON UNITED/DIME MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF NORTH FORK COMMON STOCK NOR A REQUEST FOR THE TENDER OF DIME COMMON STOCK. THE NORTH FORK EXCHANGE OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED SEPARATELY TO DIME STOCKHOLDERS.
--------------------------------------------------------------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                                      OF
                              DIME BANCORP, INC.
                          TO BE HELD ON MAY 17, 2000


                                PROXY STATEMENT
                                      OF
                        NORTH FORK BANCORPORATION, INC.


                            SOLICITATION OF PROXIES
                    IN OPPOSITION TO THE PROPOSED MERGER OF
                 DIME BANCORP, INC. AND HUDSON UNITED BANCORP

      This Proxy Statement and the enclosed GOLD proxy card are furnished by North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), in connection with its solicitation of proxies to be used at a special meeting (the "Special Meeting") of stockholders of Dime Bancorp, Inc., a Delaware corporation ("Dime"), to be held on May 17, 2000, at a time and place to be announced by Dime, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, North Fork is soliciting proxies from holders of shares of common stock, par value $.01 per share, of Dime ("Dime Common Stock") to vote AGAINST the proposed merger of Hudson United Bancorp, a New Jersey corporation ("Hudson United"), with and into Dime (such proposed merger, the "Proposed Hudson United Merger"). Dime has set March 30, 2000 as the new record date for determining those stockholders who will be entitled to vote at the Special Meeting. This Proxy Statement and the enclosed GOLD proxy are first being mailed to stockholders of Dime on or about March 28, 2000. The principal executive offices of Dime are located at 589 Fifth Avenue, New York, New York 10017.


THE NORTH FORK OFFER

      On March 15, 2000, North Fork commenced an offer (the "North Fork Offer" or the "Offer") to exchange each outstanding share of Dime Common Stock for
0.9302 shares of common stock, par value $0.01 per share, of North Fork ("North Fork Common Stock") and $2.00 in cash. The terms and conditions of the North Fork Offer are set forth in a preliminary prospectus dated March 27, 2000 (as such prospectus may be amended or supplemented, the "Exchange Offer Prospectus") and the related letter of transmittal, which are included in Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") filed by North Fork with the Securities and Exchange Commission (the "Commission") on March 28, 2000 and will be mailed separately to Dime stockholders. For your convenience, a copy of the Exchange Offer Prospectus is also enclosed with this Proxy Statement. Dime stockholders are urged to read the Exchange Offer Prospectus carefully because it contains important information concerning the Offer.

      Based on the closing price of North Fork Common Stock on the New York Stock Exchange ("NYSE") on March 3, 2000 (the last trading day before the announcement of the North Fork Offer), the North Fork Offer had a value of $17.00 per Dime share at the time it was announced, which represented a 31% premium over the closing price of Dime's common stock on the NYSE on March 3, 2000, and a 41% premium over the implied value of the Proposed Hudson United Merger of $12.09 (based on the 0.60255 exchange ratio in that transaction and the $20.0625 closing price of Hudson United common stock on March 3, 2000). Based on March 27, 2000 closing prices on the NYSE, the North Fork Offer has a value of $17.06 per Dime share, which represents a 42% premium over the implied value of the Proposed Hudson United Merger of $12.01 (based on the 0.60255 exchange ratio in that transaction and the $19.94 closing price of Hudson United common stock). Because the number of shares of North Fork Common Stock that you would receive in the North Fork Offer and the number of shares you would receive in the Proposed Hudson United Merger is fixed, the value of the Offer and the implied value of the Proposed Hudson United Merger will fluctuate based on changes in the market prices of the companies' stock.

      North Fork is seeking, upon the valid termination of the merger agreement between Hudson United and Dime, to negotiate a definitive merger agreement with Dime pursuant to which Dime would, as soon as practicable following the completion of the North Fork Offer, merge with North Fork or a wholly owned subsidiary of North Fork (the "Proposed North Fork Merger"). The purpose of the North Fork Offer and the Proposed North Fork Merger is to enable North Fork to acquire control of, and ultimately the entire equity interest in, Dime. The North Fork Offer, as the first step in North Fork's proposed acquisition of Dime, is intended to facilitate the acquisition of a majority of the outstanding shares of Dime Common Stock. The purpose of the Proposed North Fork Merger is to acquire all shares of Dime Common Stock not exchanged pursuant to the North Fork Offer or otherwise. Pursuant to the Proposed North Fork Merger, each then outstanding share of Dime Common Stock (other than shares owned by North Fork and shares held in the treasury of Dime), would be converted into the right to receive 0.9302 shares of North Fork Common Stock and $2.00 in cash.


REASONS FOR THE NORTH FORK OFFER

      North Fork believes that the acquisition of Dime by North Fork represents a compelling opportunity to enhance value for both Dime and North Fork stockholders. Specifically, North Fork estimates that a combination of North Fork and Dime would result in (a) accretion to North Fork's reported diluted earnings per share of 12.6% for 2001 and accretion to North Fork's diluted cash earnings per share (i.e., reported earnings before amortization of intangibles) of 17.4% in 2001 and (b) an increase in North Fork's tangible book value from $5.21 per share as of December 31, 1999 to an estimated $7.51 per share on a pro forma basis as of December 31, 2000 (assuming earnings for 2000 based on mean earnings per share estimates of I/B/E/S International Inc. as of March 5, 2000 of $1.82 for North Fork and $2.34 for Dime, net of purchase accounting adjustments, and assuming a dividend payout ratio for North Fork and Dime consistent with past practice) (I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts). For additional information concerning the North Fork Offer, Dime stockholders and others are referred to the enclosed Exchange Offer Prospectus and to North Fork's current report on Form 8-K filed with the Commission on

March 13, 2000, which includes the investor presentation materials with respect to the North Fork Offer and a transcript of the related investor conference call held on March 6, 2000.


      In addition, North Fork believes that the combination of North Fork and Dime will produce substantial benefits for Dime stockholders, including the following:


   o Significant Premium. Based on March 27, 2000 closing prices, the North Fork Offer represents a premium of approximately 42% over the implied value of the Proposed Hudson United Merger. Based on closing prices for North Fork Common Stock and Hudson United common stock for each trading day since the announcement of the North Fork Offer on March 5, 2000, the value of the North Fork Offer has represented an average premium of more than 37% over the implied value of the Proposed Hudson United Merger.


   o Better Long-Term Growth Prospects. North Fork believes that a combination of North Fork and Dime has better long-term growth prospects for Dime stockholders than the Proposed Hudson United Merger. North Fork has a proven history of strong profitability and growth in shareholder value based on several common benchmarks used to measure performance. The tables below set forth figures for certain common performance and profitability measurements for each of North Fork, Dime, Hudson United, a bank peer group and a thrift peer group for Dime.


        On the basis of total return to shareholders, North Fork has significantly outperformed Dime, Hudson United and the bank and thrift peer groups.



                                            3 YEARS      5 YEARS       7 YEARS
                                           ---------   -----------   -----------
       Total Return to Shareholders (1)
        NORTH FORK                           58.3%        333.2%        645.6%
        DIME                                  5.1         100.1         234.0
        Hudson                               24.4         127.2         225.8
        Bank Peer Group (2)                  31.3         150.3         178.8
        Thrift Peer Group (3)               (11.6)        120.5          65.2

        A comparison of North Fork's operating performance data to operating performance data of Dime, Hudson United and the bank and thrift peer groups demonstrates North Fork's superior operating performance.



                                            1996         1997         1998         1999
                                         ----------   ----------   ----------   ----------
       Return on Average Assets
  NORTH FORK                                 1.43%        1.75%        2.04%        1.92%
  DIME                                       0.62         0.64         1.13         1.11
  Hudson                                     0.90         1.01         1.05         1.27
  Bank Peer Group (2)                        1.31         1.39         1.40         1.34
  Thrift Peer Group (3)                      0.72         0.64         0.83         0.88
       Return on Average Common Equity
  NORTH FORK                                 19.9%        25.2%        25.2%        27.1%
  DIME                                       12.4         11.7         18.1         16.7
  Hudson                                     10.6         12.6         14.0         20.2
  Bank Peer Group (2)                        17.0         17.5         16.9         16.8
  Thrift Peer Group (3)                      14.7         13.4         17.8         17.9
       Net Interest Margin
  NORTH FORK                                 4.24%        4.42%        4.48%        4.16%
  DIME                                       2.40         2.51         2.68         2.91
  Hudson                                     4.23         4.25         4.10         4.04
  Bank Peer Group (2)                        4.20         4.17         3.95         3.89
  Thrift Peer Group (3)                      2.75         2.66         2.57         2.54
       Operating Efficiency Ratio (4)
  NORTH FORK                                 41.7%        37.5%        33.7%        33.2%
  DIME                                       57.4         56.7         63.5         62.2
  Hudson                                     60.4         59.0         55.0         50.3
  Bank Peer Group (2)                        53.1         52.4         52.4         51.1
  Thrift Peer Group (3)                      57.9         54.1         51.1         46.0

        ------------
        (1) Defined as stock price appreciation plus reinvestment of all dividends in common stock of the issuer on a pre-tax basis. All periods end December 31, 1999. Source: Bloomberg L.P.
        (2) Averages for a Bank Peer Group consisting of Summit Bancorp, Associated Banc-Corp and M&T Bancorp. These three bank holding companies, together with North Fork, comprised a bank peer group utilized in certain analyses performed by Dime's financial advisor and described in the Joint Proxy Statement/Prospectus dated February 8, 2000 with respect to the Proposed Hudson United Merger.
        (3) Averages for a Thrift Peer Group for Dime consisting of Astoria Financial Corp., Sovereign Bancorp, Washington Mutual and Golden State Bancorp, Inc., which represents the peer group for Dime as per the Dime/Hudson investor presentation dated September 15, 1999 made in connection with the announcement of the Proposed Hudson United Merger.
        (4) Defined as noninterest expenses (excluding goodwill amortization) divided by noninterest income (excluding securities gains and losses) plus net interest income, excluding all nonrecurring items.


           Source: SNL Securities and company reports (except data for Total Return to Shareholders -- See note (1) above). Data has been adjusted for prior acquisitions accounted for as poolings-of-interests and to exclude nonrecurring items.


Of course, past performance is not a guarantee of future results. However, as evidenced from the figures set forth above, North Fork has consistently achieved strong profitability and operating results and superior shareholder returns.

   o Low Execution Risk. North Fork has acquired nine banking institutions during the past ten years. The majority of these institutions were "thrift institutions" whose businesses focused primarily on gathering consumer deposits and making residential mortgage loans. North Fork believes that Dime's banking business (exclusive of Dime's mortgage banking subsidiary) is fundamentally similar to the business of the majority of institutions that North Fork has acquired. North Fork believes that its ability to continuously lower its efficiency ratio while integrating acquisitions demonstrates its ability to manage execution risk and maintain superior operating returns.

   o Improved Cash Dividends. During 1999 Dime paid dividends on its common stock of $0.23 per share. According to the Joint Proxy Statement/Prospectus, dated February 8, 2000, with respect to the Proposed Hudson United Merger (the "Dime Proxy Statement/Prospectus"), Dime shareholders are expected to receive pro forma equivalent dividends of $0.60 per share (based on the exchange ratio of .60255 in the Proposed Hudson United Merger and the proposed dividend of $1.00 per share that Dime United expects to pay if the Proposed Hudson United Merger is completed). Based on North Fork's current annual dividend of $0.72 per share, Dime stockholders would receive a pro forma equivalent dividend of $0.67, or more than 190% above Dime's current annual dividend rate and more than 11% above the pro forma equivalent dividend per Dime share in the Proposed Hudson United Merger. In the past five years, on a compounded basis, North Fork has achieved a 40.1% annual growth rate in its per share dividend, compared to a 24.9% annual growth rate for Hudson United's per share dividend over the same period. In addition to the increased dividend, Dime stockholders would have the opportunity to invest and earn a return on the cash portion of the consideration to be paid in the North Fork Offer.


CONDITIONS TO THE NORTH FORK OFFER

      The North Fork Offer is conditioned upon, among other things: (1) there being validly tendered and not withdrawn prior to the expiration of the North Fork Offer that number of shares of Dime Common Stock which, together with the shares of Dime Common Stock beneficially owned by North Fork for its own account, constitutes a majority of the shares of Dime Common Stock outstanding on a fully diluted basis, (2) the stockholders of Dime not having approved and adopted the Agreement and Plan of Merger, dated as of September 15, 1999 as amended and restated on December 27, 1999, between Dime and Hudson United (the "Hudson United Merger Agreement") in satisfaction of Section 251 of the Delaware General Corporation Law ("DGCL") (the "Merger Agreement Condition"),
(3) North Fork being satisfied, in its reasonable judgment, that the Hudson United Merger Agreement has been validly terminated, and Dime having entered into a definitive merger agreement with North Fork to provide for the acquisition of Dime pursuant to the North Fork Offer and the Proposed North Fork Merger, (4) approval of the issuance of shares of North Fork Common Stock pursuant to the North Fork Offer by the requisite vote of holders of North Fork Common Stock under applicable NYSE rules, (5) North Fork being satisfied, in its reasonable judgment, that the

Dime Stockholder Protection Rights Agreement is inapplicable to the North Fork Offer and the Proposed North Fork Merger (the "Rights Plan Condition"), (6) North Fork being satisfied, in its reasonable judgment, that the provisions of
Section 203 of the DGCL are inapplicable to the North Fork Offer and the Proposed North Fork Merger (the "DGCL 203 Condition"), (7) all regulatory approvals required to consummate the North Fork Offer having been obtained and remaining in full force and effect without the imposition of any condition or restriction that would be materially adverse to North Fork and Dime on a combined basis, and all statutory waiting periods in respect thereof having expired, (8) North Fork being satisfied, in its reasonable judgment, that the Stock Option Agreement, dated as of September 16, 1999 (the "Hudson United Option Agreement"), between Hudson United and Dime has been validly terminated and that the option issued by Dime to Hudson United thereunder has been surrendered to Dime for an amount not to exceed $50 million in cash, and (9) Dime not having entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing North Fork's ability to acquire Dime or otherwise diminishing the expected economic value to North Fork of the acquisition of Dime.

      The North Fork Offer is also conditioned upon the following: (1) the North Fork Common Stock to be issued to Dime stockholders in the North Fork Offer and the Proposed North Fork Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, (2) the North Fork Preferred and the North Fork Rights (each as defined below) shall have been issued to FleetBoston Financial Corporation in accordance with the Stock Purchase Agreement (see "Certain Arrangements with FleetBoston Financial Corporation"), (3) the Registration Statement shall have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the Commission, (4) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the North Fork Offer shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the North Fork Offer, (5) there shall not be pending any suit, action or proceeding by any governmental entity (a) challenging the North Fork Offer, seeking to restrain or prohibit the consummation of the North Fork Offer or seeking to obtain from Dime or North Fork any damages that are material in relation to Dime and its subsidiaries taken as a whole or North Fork and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by Dime or North Fork or any of North Fork's subsidiaries of any material portion of the business or assets of Dime or North Fork or any of North Fork's subsidiaries or to compel Dime or North Fork or any of North Fork's subsidiaries to dispose of or hold separate any material portion of the business or assets of Dime or North Fork or any of North Fork's subsidiaries as a result of the North Fork Offer, (c) seeking to prohibit North Fork from effectively controlling in any material respect the business or operations of Dime or (d) which otherwise is reasonably likely to have a material adverse effect on North Fork or Dime, and (6) the representations and warranties of Dime in the Hudson United Merger Agreement shall be true and correct as of the expiration date of the North Fork Offer as though made on and as of such expiration date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date). For a complete description of the conditions to the North Fork Offer, see "The Offer--Conditions of the Offer" in the enclosed Exchange Offer Prospectus.

      All conditions to the North Fork Offer must be satisfied or waived prior to the expiration of the North Fork Offer.

      The DGCL 203 Condition would be satisfied upon approval by Dime's Board of Directors of the North Fork Offer and the Proposed North Fork Merger. In addition, the Merger Agreement Condition would be satisfied if the stockholders of Dime do not approve the Hudson United Merger Agreement.

      On October 20, 1995, the Board of Directors of Dime adopted a Stockholder Protection Rights Agreement (the "Rights Plan"). Under the Rights Plan, which expires in November 2005, the Dime Board declared a dividend of one right on each outstanding share of Dime Common Stock, which was distributed on November 6, 1995 to stockholders of record on that date (the "Rights"). The Rights Plan, if not invalidated or otherwise made inapplicable to North Fork, the North Fork Offer and the Proposed North Fork Merger, will make the acquisition of shares of Dime Common Stock pursuant to the North Fork Offer and the Proposed North Fork Merger impracticable. Satisfaction of the Rights Plan Condition would require the Dime Board to redeem the Rights, amend the Rights Plan or otherwise make the Rights Plan inapplicable to North Fork, the North Fork Offer and the Proposed North Fork Merger.

      There can be no assurance as to whether the conditions to the North Fork Offer will be satisfied and, if so, as to the timing of satisfaction of such conditions. While satisfaction of certain of such conditions is within the control of the Dime Board, satisfaction of certain other conditions is outside of the control of the Dime Board. By voting against the Proposed Hudson United Merger, stockholders can demonstrate their support for the proposed combination of Dime and North Fork. A vote against the Proposed Hudson United Merger moves all Dime stockholders closer to being able to benefit from the North Fork Offer.

      While North Fork is committed to helping Dime's stockholders realize the significant premium and greater value to be offered in the North Fork Offer and the Proposed North Fork Merger, until the conditions to the North Fork Offer are satisfied or waived, North Fork will not purchase any Dime Common Stock pursuant to the North Fork Offer. Accordingly, a vote for the Proposed Hudson United Merger could leave Dime stockholders without a viable alternative for an acquisition of Dime because North Fork will not proceed with the North Fork Offer if the Proposed Hudson United Merger is approved by Dime stockholders.


CERTAIN INFORMATION CONCERNING THE PROPOSED HUDSON UNITED MERGER

      The Hudson United Merger Agreement provides that in the Proposed Hudson United Merger, Dime will be the surviving corporation and will change its name to Dime

United. Each outstanding share of Dime Common Stock, other than those beneficially owned by Dime or Hudson United, would be converted into 0.60255 shares of Dime United common stock, and each outstanding share of Hudson United common stock, other than those beneficially owned by Dime or Hudson United, would be converted into one share of Dime United common stock. The obligations of Dime and Hudson United to complete the Proposed Hudson United Merger are subject to various conditions, including the following: (1) approval and adoption of the Hudson United Merger Agreement by the stockholders of Dime and Hudson United, (2) receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the Proposed Hudson United Merger and the issuance of Dime United common stock, and (3) the receipt by each of Dime and Hudson United of a letter from its respective independent auditors to the effect that the Proposed Hudson United Merger will qualify for pooling-of-interests accounting treatment.

      In connection with the execution of the Hudson United Merger Agreement, Dime and Hudson United also entered into the Hudson United Option Agreement, pursuant to which Dime granted to Hudson United an option (the "Hudson United Option") to purchase 22,271,682 shares of Dime Common Stock (or approximately 19.9% of the issued and outstanding shares of Dime Common Stock at the time of grant of the Hudson United Option), at an exercise price of $17.75 per share, subject to certain adjustments.

      Hudson United may exercise the Hudson United Option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an event that would terminate the Hudson United Option. An initial triggering event has occurred under the Hudson United Option Agreement by virtue of North Fork's filing of the Registration Statement with the Commission. A subsequent triggering event under the Hudson United Option will have occurred if any person acquires beneficial ownership of 25% or more of the outstanding voting securities of Dime or if Dime enters into an agreement with respect to or otherwise proposes or recommends any transaction with a third party (other than Hudson United) involving a merger or consolidation of, or a sale of all or a substantial part of the assets or deposits of or securities constituting 25% or more of the outstanding voting power of, Dime or any of its subsidiaries. Completion of the North Fork Offer would constitute a subsequent triggering event and would result in the Hudson United Option becoming exercisable.

      Upon the occurrence of a "repurchase event," Hudson United has the right to require Dime to repurchase the Hudson United Option at a price equal to the amount by which the market value of the Hudson United Option (as determined pursuant to the Hudson United Option Agreement) exceeds the exercise price of the Hudson United Option. Completion of the North Fork Offer would constitute a repurchase event under the Hudson United Option Agreement. However, based on current trading prices of Dime Common Stock, the repurchase feature of the Hudson United Option would not have value because the exercise price of the Hudson United Option is higher than the current trading prices for Dime Common Stock. Furthermore, at any time within 90 days after the occurrence of a repurchase event, Hudson United will have the right to surrender the Hudson United Option to Dime for a cash payment of $50 million.

      The foregoing description of the Hudson United Merger Agreement and the Hudson United Option Agreement is qualified in its entirety by reference to the full text of the Hudson United Merger Agreement and the Hudson United Option Agreement, copies of which have been included as annexes to the Dime Proxy Statement/Prospectus, which is included in Dime's Registration Statement on Form S-4 filed with the Commission on February 8, 2000.


      The purpose of the solicitation made by this Proxy Statement is to enable Dime stockholders to decide for themselves whether the proposed North Fork Offer is superior to the Proposed Hudson United Merger and to act in their own best interests.

                                   IMPORTANT


      IF YOU WANT TO HAVE THE OPPORTUNITY TO ACCEPT THE NORTH FORK OFFER, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY TO VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER. BECAUSE THE SPECIAL MEETING IS SCHEDULED FOR MAY 17, 2000, WE URGE YOU TO EXECUTE AND MAIL THE GOLD PROXY CARD AS SOON AS POSSIBLE.


      REJECTION OF THE PROPOSED HUDSON UNITED MERGER IS A CRITICAL STEP IN SECURING THE SUCCESS OF THE NORTH FORK OFFER. YOUR VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE NORTH FORK OFFER.


      EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE BOARD OF DIRECTORS OF DIME, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.


      THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED HUDSON UNITED MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF NORTH FORK COMMON STOCK NOR A REQUEST FOR THE TENDER OF DIME COMMON STOCK. THE NORTH FORK OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED SEPARATELY TO DIME STOCKHOLDERS.

                      BACKGROUND OF THE NORTH FORK OFFER

      From time to time, North Fork is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. North Fork generally seeks to acquire financial institutions that would (i) complement its overall strategic focus, (ii) provide opportunities for growth in markets where the target financial institution conducts business, and (iii) improve North Fork's retail banking franchise.

      On September 15, 1999, Dime and Hudson United announced that they had entered into the Hudson United Merger Agreement and the Hudson United Option Agreement. On or about February 9, 2000, Dime and Hudson United mailed the Dime Proxy Statement/Prospectus to their respective stockholders.

      Following the dissemination of the Dime Proxy Statement/Prospectus, representatives of North Fork and North Fork's outside financial advisors and legal counsel held several meetings to review and discuss North Fork's strategic options in light of the Proposed Hudson United Merger and the upcoming Special Meeting of Dime stockholders, including the possibility of proceeding with an exchange offer for Dime Common Stock and soliciting proxies from Dime stockholders to vote against the Proposed Hudson United Merger. On February 19, 2000, "standstill provisions" contained in a confidentiality agreement between North Fork and Dime that was entered into in the summer of 1998 in connection with preliminary discussions between North Fork and Dime concerning a possible business combination transaction expired. These standstill provisions generally prohibited North Fork from submitting an acquisition proposal for Dime or making an offer for shares of Dime common stock. On February 22, 2000, representatives of North Fork initiated discussions with representatives of FleetBoston Financial Corporation ("FleetBoston") concerning the matters described under "Certain Arrangements with FleetBoston Financial Corporation," including to ascertain FleetBoston's interest in making an equity investment in North Fork in connection with the North Fork Offer.

      On March 5, 2000, North Fork's Board of Directors (the "North Fork Board") met to review the proposed terms of the North Fork Offer, the proxy solicitation and the proposed arrangements with FleetBoston. Because the North Fork Board believes that a combination of North Fork and Dime would offer compelling benefits to both companies and their stockholders, it unanimously determined that North Fork should solicit proxies against the Proposed Hudson United Merger, proceed with the North Fork Offer, and initiate litigation (the "Delaware Litigation") in the Court of Chancery of the State of Delaware (the "Delaware Court") as described below under "Certain Litigation." The North Fork Board also approved the arrangements with respect to FleetBoston's equity investment in North Fork, and on March 5, 2000, North Fork signed a definitive agreement with FleetBoston providing for FleetBoston's equity investment in North Fork in connection with the North Fork Offer. See "Certain Arrangements with FleetBoston Financial Corporation."

      On March 5, 2000, North Fork announced its intention to commence the North Fork Offer, to be followed by the Proposed North Fork Merger, and that North Fork would be soliciting proxies to vote against the Proposed Hudson United Merger at the special meeting of Dime stockholders initially scheduled to be held on March 15, 2000. On March 6, 2000, North Fork initiated the Delaware Litigation and filed preliminary proxy materials with the Commission with respect to North Fork's proposed solicitation of proxies against the Proposed Hudson United Merger.

      On March 7, 2000, Dime announced that its board of directors had unanimously rejected the North Fork Offer and that it recommended that Dime stockholders not tender their shares to North Fork. On March 8, 2000, Dime filed with the Commission a supplement to the Dime Proxy Statement/Prospectus (the "Dime Proxy Statement Supplement") which stated, among other things, that Dime's Board of Directors had concluded that the North Fork Offer is inadequate and not in the best interests of Dime and its stockholders, that Dime's Board of Directors remained committed to the Proposed Hudson United Merger and that Dime's Board of Directors recommended that Dime stockholders vote in favor of the Hudson United Merger Agreement and not tender their shares of Dime Common Stock in the North Fork Offer.

      On March 9, 2000, North Fork brought a motion in the Delaware Court seeking a temporary restraining order to enjoin the Dime stockholder vote at the special meeting initially scheduled for March 15, alleging, among other things, that the Dime Proxy Statement Supplement contains materially false and misleading information. A hearing for the motion was scheduled for Friday, March 10, 2000.

      Later in the day on March 9, 2000, Dime announced that it was postponing the Special Meeting until March 24, 2000. In light of the postponement of the Special Meeting, on March 10, 2000, North Fork withdrew its motion for a temporary restraining order, and the March 10 hearing was cancelled. North Fork has not abandoned any of its claims contained in the amended complaint in the Delaware Litigation and has reserved the right to renew its motion, if appropriate, following review of Dime's supplemental proxy materials and other disclosures in the form actually distributed to Dime stockholders.

      On March 13, 2000, North Fork filed definitive proxy materials with the Commission and disseminated these materials to Dime stockholders. On March 14, 2000, North Fork filed a Registration Statement on Form S-4 containing a preliminary prospectus and the related letter of transmittal with respect to the North Fork Offer, and on March 15, 2000, North Fork commenced the North Fork Offer by mailing the preliminary prospectus, the letter of transmittal and related exchange offer materials to Dime stockholders. Also on March 15, North Fork filed its application with the Federal Reserve Board seeking approval of the Offer and the Proposed North Fork Merger.

      On March 21, 2000, Dime filed a solicitation/recommendation statement on
Schedule 14D-9 containing the recommendation of Dime's Board of Directors with respect to the North Fork Offer. In the Schedule 14D-9, Dime's Board of Directors unanimously recommended that Dime stockholders reject the North Fork Offer by not tendering their shares. Also on March 21, 2000, Dime announced that it was again postponing the Special Meeting, this time to May 17, 2000, and that it had set March 30, 2000 as the new record date for Dime stockholders of record entitled to vote at the Special Meeting.

      On March 22, 2000, Dime filed a complaint against North Fork and its individual directors in the United States District Court for the Eastern District of New York alleging claims under the federal securities laws. See "Certain Litigation."


      By letter dated March 22, 2000, North Fork was advised by the Federal Reserve Bank of New York that North Fork's application is expected to be acted upon by the Federal Reserve Board by May 14, 2000. Also on March 22, 2000, FleetBoston filed an application with the Federal Reserve Board to obtain approval for the purchase of the North Fork Preferred and the North Fork Rights.


      On March 23, 2000, North Fork announced that it had extended the expiration date of the North Fork Offer to 12:00 midnight, New York City time, on Wednesday, May 31, 2000. North Fork determined to extend the expiration date of the North Fork Offer in light of the postponement of the Special Meeting to May 17, 2000, and the expectation that North Fork may receive Federal Reserve Board approval for the North Fork Offer and the Proposed North Fork Merger as early as the latter part of May 2000. The failure of Dime stockholders to approve the Proposed Hudson United Merger and the receipt of Federal Reserve Board approval are two conditions to the North Fork Offer.


      On March 24, 2000, Dime filed with the Federal Reserve Board a letter objecting to North Fork's solicitation of proxies from Dime's stockholders against the Proposed Hudson United Merger. In its letter, Dime took the position that North Fork was required under the Bank Holding Company Act of 1956, as amended, to apply for and obtain the prior approval of the Federal Reserve Board before commencing the proxy solicitation. North Fork believes that Dime's allegations are without merit and that no approval need be obtained in order to conduct its proxy solicitation.


      On March 27, 2000, North Fork issued a press release announcing that it may be prepared to increase and/or change the mix of stock and cash in the North Fork Offer, that it would welcome an opportunity to meet with Dime management and members of Dime's Board of Directors in order to provide them with an opportunity to convince North Fork that Dime's earnings potential is greater than estimated by North Fork, and that this process would serve as a basis for North Fork's consideration of both increasing and possibly changing the mix of stock and cash in the North Fork Offer. North Fork also stated that it would enter into such discussions with Dime only with the consent of Hudson United, as the Hudson United Merger Agreement currently prohibits Dime from entering into discussions with third parties, including North Fork, concerning acquisition transactions, and that North Fork's Chief Executive Officer, John
A. Kanas, intended to contact Kenneth T. Neilson, Chief Executive Officer of Hudson United, promptly to seek to obtain Hudson United's consent to allow North Fork to enter into discussions with Dime.

           REASONS TO VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER


      North Fork urges you to vote your shares of Dime Common Stock AGAINST the Proposed Hudson United Merger for the following reasons:


       o A VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR SHARES IN THE NORTH FORK OFFER.


      The North Fork Offer, if consummated, would provide you 0.9302 shares of North Fork Common Stock and $2.00 in cash per share of Dime Common Stock. Based on the closing price of North Fork Common Stock on the NYSE on March 27, 2000, the North Fork Offer has a value of $17.06 per Dime share. In the Proposed Hudson United Merger you will receive shares of Dime United which have an implied value of $12.01 based on the exchange ratios in the Proposed Hudson United Merger and the closing price of Hudson United common stock on March 27, 2000. The North Fork Offer represents a premium of $5.05 per share of Dime Common Stock, or approximately 42% over the implied value of the Proposed Hudson United Merger. Based on closing prices for North Fork Common Stock and Hudson United common stock for each trading day since the announcement of the North Fork Offer on March 5, 2000, the value of the North Fork Offer has represented an average premium of more than 37% over the implied value of the Proposed Hudson United Merger. Because the number of shares of North Fork Common Stock that you would receive in the North Fork Offer and the number of shares you would receive in the Proposed Hudson United Merger is fixed, the value of the North Fork Offer and the implied value of the Proposed Hudson United Merger will fluctuate based on changes in the market prices of the companies' stock.


       o A VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER SENDS A STRONG MESSAGE TO THE DIME BOARD OF DIRECTORS THAT YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT THE NORTH FORK OFFER.


      By voting against the Proposed Hudson United Merger, stockholders can demonstrate their support for the proposed combination of Dime and North Fork. A vote against the Proposed Hudson United Merger moves Dime stockholders closer to being able to benefit from the North Fork Offer.


      A vote against the Proposed Hudson United Merger will not obligate you to tender your shares of Dime Common Stock pursuant to the North Fork Offer. However, it will give you an opportunity to decide for yourself whether the North Fork Offer is in your best interest. On the other hand, if Dime stockholders approve the Proposed Hudson United Merger, it is likely that the Proposed Hudson United Merger will be consummated.

       o A VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER WILL SATISFY ONE OF THE CONDITIONS TO THE NORTH FORK OFFER.

      One condition of the North Fork Offer is that Dime stockholders do not approve the Proposed Hudson United Merger. North Fork will not acquire any Dime Common Stock in the North Fork Offer unless this condition is satisfied. Thus, a vote against the Proposed Hudson United Merger moves all Dime stockholders closer to being able to receive the North Fork Common Stock and cash offered in the North Fork Offer. For a description of certain other conditions to the North Fork Offer, see "Conditions to the North Fork Offer."

      While North Fork is committed to helping Dime stockholders realize the significant premium and greater value of the North Fork transaction, until the conditions to the North Fork Offer are satisfied or waived, North Fork will not purchase any Dime Common Stock pursuant to the North Fork Offer. Accordingly, a vote for the Proposed Hudson United Merger could leave Dime stockholders without a viable alternative to the Proposed Hudson United Merger because North Fork will not proceed with the North Fork Offer if the Proposed Hudson United Merger is approved by Dime stockholders.


                 OBSTACLES TO THE NORTH FORK OFFER CREATED BY
                          THE DIME BOARD OF DIRECTORS

      You should be aware that the Board of Directors of Dime has taken several actions in connection with the Proposed Hudson United Merger which create barriers against any competing proposals (including the North Fork Offer) and thus hinder your ability to receive greater value for your Dime Common Stock.

      THE DIME BOARD OF DIRECTORS HAS AGREED TO IGNORE SUPERIOR PROPOSALS. In the Hudson United Merger Agreement, Dime has agreed that from the date of execution of the Hudson United Merger Agreement until the closing of the Proposed Hudson United Merger or the termination of the Hudson United Merger Agreement, Dime may not enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Dime (the "No-Talk Provision").

      THE DIME BOARD OF DIRECTORS HAS AGREED TO RECOMMEND THE PROPOSED HUDSON UNITED MERGER TO DIME STOCKHOLDERS REGARDLESS OF THE FACTS. Under the terms of the Hudson United Merger Agreement, the Dime Board of Directors has obligated itself to recommend the Proposed Hudson United Merger to Dime stockholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Dime (the "Recommendation Covenant").

      THE DIME BOARD OF DIRECTORS HAS AGREED TO STRICT LIMITATIONS ON ITS ABILITY TO TERMINATE THE HUDSON UNITED MERGER AGREEMENT. Under the Hudson United Merger Agreement, Dime may not terminate the Hudson United Merger Agreement even if Dime stockholders fail to approve the Proposed Hudson United Merger (the "Delayed Termination Provision"). In this circumstance, Dime could not terminate the Hudson United Merger Agreement until June 30, 2000.

      THE DIME BOARD OF DIRECTORS ADOPTED A STOCKHOLDER RIGHTS PLAN. On October 20, 1995, the Board of Directors of Dime adopted the Rights Plan (a so-called "poison pill"). The Rights Plan, if not invalidated or otherwise made inapplicable to North Fork, the North Fork Offer and the Proposed North Fork Merger, will make the acquisition of Dime Common Stock pursuant to the North Fork Offer and the Proposed North Fork Merger impracticable. However, pursuant to the Rights Plan, Dime has agreed (without stockholder approval) that the Rights Plan is not applicable to the Proposed Hudson United Merger. By adopting this "poison pill," the Dime Board of Directors created a significant obstacle to your receiving greater value for your shares of Dime Common Stock, whether from North Fork or otherwise.

      North Fork has commenced litigation challenging certain of these actions. See "Certain Litigation."


                  YOU CAN TAKE IMMEDIATE STEPS TO HELP OBTAIN
                       THE MAXIMUM VALUE FOR YOUR SHARES

      (1) Return your GOLD proxy and vote AGAINST the Proposed Hudson United Merger; and

      (2)   Make your views known to the Dime Board of Directors.

      BY TAKING THESE STEPS, YOU WILL GIVE THE DIME BOARD OF DIRECTORS A CLEAR MESSAGE THAT THEY SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE ALL OBSTACLES TO THE NORTH FORK OFFER, WHICH PROVIDES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR DIME SHARES.

      We believe that a vote against the Proposed Hudson United Merger will better enable Dime stockholders to consider the North Fork Offer, and is essential to secure the success of the North Fork Offer.


                              CERTAIN LITIGATION

      On March 6, 2000, North Fork filed a complaint against Dime, certain members of the Dime Board of Directors and Hudson United in the Delaware Court, alleging, among other things, breaches of fiduciary duties by the Dime Board of Directors in connection with the Hudson United Merger Agreement. North Fork also alleges in the complaint that Hudson United has aided and abetted the Dime Board of Directors' breaches of its fiduciary duties. North Fork believes that the Dime Board of Directors has violated its fiduciary duties to Dime stockholders by agreeing to the No-Talk Provision, the Recommendation Covenant and the Delayed Termination Provision, which are designed to inhibit any competing offers for Dime from North Fork or anyone else. See "Obstacles to the North Fork Offer Created by the Dime Board of Directors." The complaint seeks, among other things, an order invalidating certain provisions of the Hudson United Merger Agreement.

      On March 9, 2000, North Fork amended its complaint to include allegations that the Dime Board of Directors violated its fiduciary duties by, among other things, forcing a premature stockholder vote under circumstances where Dime stockholders have been coerced, misled and insufficiently informed. North Fork also alleged in its amended complaint that the Dime Proxy Statement Supplement contains materially false and misleading information.

      Also on March 9, 2000, North Fork brought a motion in the Delaware Court for a temporary restraining order to enjoin the Dime stockholder vote at the special meeting initially scheduled for March 15, 2000 until such time as the Delaware Court rules on North Fork's motion, complete and curative disclosures are mailed to Dime's stockholders with a reasonable period for their review, or the Delaware Court orders otherwise. A hearing was scheduled for Friday, March 10, 2000.

      Later on March 9, 2000, Dime announced that it was postponing the Special Meeting until March 24, 2000. In light of the postponement of the Special Meeting, North Fork subsequently withdrew its motion for a temporary restraining order, and the March 10, 2000 hearing was cancelled. North Fork has not abandoned any of its claims contained in the amended complaint and has reserved the right to renew its motion, if appropriate, following review of Dime's supplemental proxy materials and other disclosures in the form actually distributed to Dime stockholders.

      On March 10, 2000, Dime filed a complaint (the "Dime Complaint") in the Supreme Court of the State of New York, County of New York, against North Fork and FleetBoston, alleging violations of the New York State antitrust laws, including that North Fork and FleetBoston conspired to purchase Dime in order to eliminate a combined Dime/Hudson United entity from competition in several purported banking markets, that the proposed acquisition of Dime by North Fork and FleetBoston will substantially lessen competition and create a monopoly in at least two purported banking markets, and that FleetBoston has monopoly power in banking markets throughout New England and is using its monopoly profits in order to acquire Dime and eliminate a strong new competitor in several purported banking markets throughout New York, Connecticut and New Jersey. The Dime Complaint seeks declaratory and injunctive relief, including an order enjoining North Fork and FleetBoston from making any coordinated effort to acquire Dime and an order enjoining FleetBoston's pending branch sale transaction with Sovereign Bancorp, Inc., and such other relief as may be granted.

      North Fork believes that the allegations against it in the Dime Complaint are without merit and intends to contest Dime's allegations vigorously. Among other things, North Fork believes that the purported market area in New York in which Dime alleges that competition will be diminished is inconsistent with applicable precedent, including recent orders of the Federal Reserve Board, and thus does not present the appropriate area in which to assess competitive effects. North Fork believes that the banking competition in the Metropolitan New York-New Jersey banking market, as defined by the Federal Reserve Bank of New York, is vigorous and will not be impacted adversely by North Fork's acquisition of Dime. Furthermore, North Fork believes not only that Dime will be unable to substantiate its claims, but also that the New York State antitrust law on which all of Dime's allegations are based is pre-empted by the comprehensive federal regulatory scheme set out under the Bank Holding Company Act, which places exclusive jurisdiction to review and approve bank holding company mergers and acquisitions with the Federal Reserve Board and the U.S. Department of Justice. North Fork has been informed by FleetBoston that it also believes that the allegations against it in the Dime Complaint are without merit and that FleetBoston intends to contest Dime's allegations vigorously.

      On March 13, 2000, North Fork filed a motion in the Delaware Court to enjoin Dime from taking any further steps to prosecute the Dime Complaint on the grounds that the Dime Complaint arises out of the same nucleus of operative facts as those involved in the Delaware Litigation, would necessarily involve adjudication of matters relating to the Delaware Litigation, and therefore must be brought as a counterclaim in the Delaware Litigation. On March 17, 2000, Dime filed a response with the Delaware Court opposing this motion. On March 20, 2000, the Delaware Court denied North Fork's motion.

      On March 17, 2000, North Fork moved for an expedited hearing and partial summary judgment with respect to its claims in the Delaware Litigation. A briefing schedule on that motion has been established and a hearing has been set for April 17, 2000.

      On March 21, 2000, Dime filed a complaint (the "Federal Complaint") in the United States District Court for the Eastern District of New York against North Fork and the individual members of the North Fork Board alleging claims under the federal securities laws based on what Dime believes are material misstatements and omissions in the proxy solicitation and exchange offer materials filed by North Fork with the Commission. The Federal Complaint seeks injunctive and other relief. North Fork believes that the claims alleged by Dime in the Federal Complaint are without merit and intends to contest the action vigorously.

      The Federal Complaint alleges that North Fork's March 11, 2000 proxy statement and March 14, 2000 exchange offer prospectus contain misleading statements of material facts and omit to state material facts necessary to make the statements therein not false or misleading, including in the following respects: (i) North Fork's statements that the North Fork Offer represents a "significant premium" to Dime's stockholders is materially misleading because
(a) North Fork has not disclosed that the timing of its Offer is "opportunistic" in that it "exploits Dime's current, undervalued" stock price,
(b) the Offer (if successful) would foreclose the possibility of selling a combined Dime/Hudson entity at a higher change-of-control premium, (c) the Offer is "priced far below the price of recent comparable bank acquisitions," and (d) the Offer was designed in a way that eliminated FleetBoston as a potential higher bidder for Dime or a combined Dime/Hudson; (ii) North Fork should disclose that its premium offer "has more to do with timing than intrinsic value" and would have represented a discount to Dime's stock price six months ago and an average premium over Dime's stock price during 1999 of approximately 5%; (iii) North Fork omitted disclosures to the effect that, based on a "contribution analysis," the premium represented by the Offer is "distinctly negative," noting that Dime stockholders would own approximately 34.5% of a combined North Fork/Dime and that Dime would be contributing 60% of the assets, 49% of the tangible common equity and over 45% of projected net income of the combined North Fork/Dime; (iv) North Fork has omitted disclosure of (a) the earnings-per-share dilution that Dime stockholders will experience in 2000 and 2001 based on North Fork's assumptions, which Dime calculates as being greater than 14% in each of 2001 and 2002, and (b) the alleged detrimental effect that North Fork's proposed sale to FleetBoston of 17 Dime branches, for consideration that Dime characterizes as "less than adequate," would have on Dime stockholders from the standpoint of earnings-per-share dilution; (v) North Fork has not disclosed the assumptions underlying North Fork's 2001 earnings-per-share estimate for the North Fork Common Stock, and allegedly has attempted to "obscure the magnitude" of its estimated cost savings by presenting this estimate on an after-tax rather than a pre-tax basis; (vi) North Fork omitted to disclose that its estimated cost savings represent 86% of North Fork's current core expense base and 64% of Dime's core expense base (excluding the expense base of Dime's mortgage banking subsidiary, North American Mortgage Company); (vii) North Fork omitted disclosure concerning the basis for its estimate of cost savings or how its estimated costs savings are realistic or achievable, and the identification of the areas in which it anticipates achieving the estimated cost savings; (viii) North Fork omitted to disclose the level of revenue run-off that North Fork estimates will result from the cost savings initiatives or from the proposed branch sale to FleetBoston, or if no revenue run-off is estimated, the basis for such assumption; (ix) North Fork omitted disclosure concerning the level of integration risk that North Fork must confront because Dime is more than seven times larger than North Fork's next largest acquisition and three times larger than all of its acquisitions combined, and because in February of this year North Fork completed two acquisitions which increased North Fork's assets by approximately 35%, so that if North Fork were to acquire Dime, North Fork would be roughly three times larger (based on total assets) than it was less than a month ago, and that this rate of growth creates "virtually unprecedented integration risk;" (x) North Fork has omitted to disclose that "large revenue losses are likely when large cost savings are sought," and that "hostile transactions present dramatically higher execution and integration risk than fully consensual transactions that preserve and combine the management experience and skills of both organizations," and that "hostile takeovers of financial institutions are likely to result in large revenue losses;" (xi) North Fork has omitted disclosure concerning North Fork's ability to effectively manage the resulting institution, achieve its estimated cost savings and prevent revenue run-off in light of the "size and hostile nature" of the Offer and the Proposed North Fork Merger and if North Fork terminates key Dime management personnel (or if such management voluntarily terminate their employment); (xii) North Fork has omitted disclosure that "attrition and low employee morale" following a "hostile merger" of Dime and North Fork would pose "serious integration risks" to the combined company, and that a "hostile merger" of Dime and North Fork could have a detrimental effect on the communities that Dime serves, Dime's employees and the level of customer service that Dime delivers; (xiii) North Fork has omitted to disclose its "consistent failure to acquire banks in unsolicited or hostile transactions" and that it "has been forced to abandon every such attempt;" (xiv) North Fork has omitted to disclose that there are "significant differences" between Dime and the financial institutions that North Fork has previously acquired, and that a combination of North Fork and Dime would reverse Dime's strategy to evolve from a traditional savings and loan to a more "commercial bank-like profile;" (xv) North Fork has omitted (a) details of its relationship with FleetBoston, the reasons for FleetBoston's proposed investment in North Fork and the risks FleetBoston's investment would present to stockholders of a combined North Fork/Dime, (b) disclosure concerning whether FleetBoston would have been a bidder for Dime absent FleetBoston's agreement with North Fork not to bid for Dime, (c) disclosure as to whether its Offer is conditioned on FleetBoston's proposed investment in North Fork, (d) disclosure as to whether North Fork's negotiations with FleetBoston violated a "standstill" agreement applicable to North Fork with respect to Dime and (e) disclosure as to the specific operations that North Fork has agreed to sell to FleetBoston; (xvi) North Fork's disclosures concerning the fact that the Offer is subject to the receipt of "customary" regulatory approvals are misleading in light of FleetBoston's proposed investment, which, according to Dime, creates significant competition issues, and North Fork's past record of complying with its community lending obligations; (xvii) North Fork has omitted disclosure of all of the required regulatory approvals in connection with the Offer, the standards required to obtain the approvals, the status of its applications and the probable timing of receipt of the approvals, and whether FleetBoston's proposed investment will require approval of or negotiations with the Federal Reserve Board; (xviii) North Fork has omitted disclosure of its performance record under the Community Reinvestment Act of 1977 and in meeting the credit needs of the community, including in low and moderate income neighborhoods, and that North Fork's community lending record allegedly will delay consummation of the Offer and the Proposed North Fork Merger; (xix) North Fork has made certain fraudulent public and/or selective disclosures concerning North Fork's willingness to increase the consideration proposed to be paid pursuant to the Offer and to submit a proposal to acquire both Dime and Hudson, and with respect to a purported plan on the part of North Fork to acquire 9.9% of Dime's outstanding common stock; and (xx) North Fork has put forward its Chairman and Chief Executive Officer, John A. Kanas, as its principal spokesman in connection with the Offer but has failed to disclose that questions about Mr. Kanas' credibility were raised in a court decision in September 1997 in which
(a) the judge questioned the truthfulness of sworn testimony by Mr. Kanas denying that North Fork had ever been criticized for closing branches or not lending in certain parts of the community when, after this testimony, opposing counsel produced a newspaper article from several years before reporting a formal protest alleging North Fork's failure to lend to predominantly minority and local residents of certain counties in North Fork's primary markets and containing quotes from Mr. Kanas, and (b) with respect to conflicting testimony from Mr. Kanas and the investment banking advisor of another financial institution concerning whether Mr. Kanas had indicated to the investment banking advisor that he was willing to raise his bid to acquire that financial institution, the judge stated that "Mr. Kanas' credibility is to be weighed in the light of his expressed interest in the outcome of this litigation, and by inconsistencies in his testimony. [The investment banker's] account of his conversation with Mr. Kanas appears the more credible." For a complete copy of the court's decision, see Minzer et al. v. Keegan et al., CV-97-4077 (CPS), 1997 U.S. Dist. LEXIS 16445 (E.D.N.Y. Sept. 22, 1997).


      As noted above, North Fork believes that the claims alleged by Dime in the Federal Complaint are without merit and intends to contest the action vigorously.

                              VOTING INFORMATION

      According to information contained in Dime's Schedule 14D-9, as of February 29, 2000, there were 111,240,660 shares of Dime Common Stock outstanding. Approval of the Proposed Hudson United Merger requires the affirmative vote of holders of a majority of all outstanding shares of Dime Common Stock. Dime stockholders are entitled to one vote for each share of Dime Common Stock held as of March 30, 2000. Broker non-votes and abstentions will have the same effect as votes against the Proposed Hudson United Merger.

      The accompanying GOLD proxy will be voted in accordance with the stockholder's instructions on such GOLD proxy. Stockholders may vote against the Proposed Hudson United Merger by marking the proper box on the GOLD proxy. If no instructions are given, the GOLD proxy will be voted AGAINST the Proposed Hudson United Merger.

      Whether or not you plan to attend the Special Meeting, we urge you to vote AGAINST the Proposed Hudson United Merger on the enclosed GOLD proxy and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by Dime's Board of Directors. IT IS YOUR LATEST DATED PROXY THAT COUNTS. Execution and delivery of a proxy by a record holder of shares of Dime Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

      You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written notice of revocation. Unless revoked in the manner set forth above, duly executed proxies in the form enclosed will be voted at the Special Meeting on the Proposed Hudson United Merger in accordance with your instructions. In the absence of such instructions, such proxies will be voted AGAINST the Proposed Hudson United Merger.

      NORTH FORK STRONGLY RECOMMENDS A VOTE AGAINST THE
      PROPOSED HUDSON UNITED MERGER.

      YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE GOLD PROXY
      TODAY.

      IF YOU ALREADY HAVE SENT A PROXY TO THE BOARD OF DIRECTORS OF DIME, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY.

      If you have any questions about the voting of your shares, please call:


                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005
                           Toll Free: 1-800-755-7250

                            SOLICITATION OF PROXIES

      Proxies will be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of North Fork and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

      North Fork has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which D.F. King is to receive a fee estimated not to exceed $300,000 in connection with the solicitation of proxies for the Special Meeting. Up to 120 people may be employed by D.F. King in connection with the solicitation of proxies for the Special Meeting. North Fork has also agreed to reimburse D.F. King for out-of-pocket expenses and to indemnify D.F. King against certain liabilities and expenses, including reasonable legal fees and related charges. D.F. King will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of North Fork may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of North Fork is being borne by North Fork.


                           CERTAIN ARRANGEMENTS WITH
                       FLEETBOSTON FINANCIAL CORPORATION

      On March 5, 2000, North Fork entered into a Stock Purchase Agreement (as restated on March 14, 2000, the "Stock Purchase Agreement") with FleetBoston pursuant to which FleetBoston agreed to purchase (i) 250,000 shares of North Fork's 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share (the "North Fork Preferred"), and (ii) Common Stock Purchase Rights to acquire 7,500,000 shares of North Fork Common Stock (the "North Fork Rights"), for an aggregate purchase price of $250,000,000.

      The North Fork Preferred will be convertible, in whole or in part, at any time and from time to time, into shares of North Fork Common Stock at a conversion price of $18.69 per share of North Fork Common Stock, subject to certain antidilution adjustments. The North Fork Rights will be exercisable, in whole or in part, at any time and from time to time, for shares of North Fork Common Stock for a period of ten years after their issuance at a price of $17.88 per share, subject to certain antidilution adjustments. If North Fork consummates the North Fork Offer and completes the Proposed North Fork Merger, and issues the North Fork Preferred and the North Fork Rights to FleetBoston, FleetBoston would beneficially own approximately 20,876,137 shares of North Fork Common Stock (assuming conversion of the North Fork Preferred and exercise of the North Fork Rights), or approximately 7% of the outstanding North Fork Common Stock after completion of the Proposed North Fork Merger.

      Completion of FleetBoston's purchase of the North Fork Preferred and the North Fork Rights is subject to certain conditions, including (1) satisfaction of the conditions to the North Fork Offer (without substantial change in the terms and conditions of the North

Fork Offer); (2) acceptance for exchange of shares of Dime Common Stock tendered in the North Fork Offer; and (3) receipt and effectiveness of all regulatory approvals required to complete the purchase and the expiration of all related statutory waiting periods (without the imposition of any condition or restriction that would be materially adverse to FleetBoston). On March 22, 2000, FleetBoston filed an application with the Federal Reserve Board to obtain approval for the purchase of the North Fork Preferred and the North Fork Rights. North Fork expects that FleetBoston will receive approval from the Federal Reserve Board in the latter part of May 2000.

      In the Stock Purchase Agreement, North Fork has agreed, subject to the consummation of the North Fork Offer, to cause Dime to sell to a FleetBoston subsidiary 17 retail banking offices of Dime that, as of June 30, 1999, had total deposits of approximately $2.0 billion. Consummation of the branch sale transaction will be subject to the execution of a definitive branch sale agreement (which FleetBoston and North Fork have agreed to negotiate in good faith and enter into reasonably promptly following the consummation of the North Fork Offer), the receipt and effectiveness of all necessary regulatory approvals, and the satisfaction of other customary closing conditions. It is expected that the branch sale would be completed within 120 days of the closing of the North Fork Offer.

      Under the Stock Purchase Agreement, FleetBoston has agreed that, other than as contemplated in the Stock Purchase Agreement, for a period of two years it will not, among other things, acquire beneficial ownership of any North Fork voting securities, make any public announcement with respect to (or submit to North Fork) any proposal for the acquisition of any North Fork voting securities or with respect to a merger or other business combination involving North Fork, unless North Fork shall have made a prior written request to FleetBoston to submit such proposal, or participate in any solicitation of proxies to vote any North Fork voting securities (the "North Fork Standstill"). In addition, FleetBoston has agreed that until December 31, 2001, it will not acquire, or offer to acquire, any voting securities or assets of Dime or Hudson United, or make any public announcement with respect to (or submit to Dime or Hudson United) any proposal for the acquisition of any voting securities of Dime or Hudson United, respectively, or for a merger or other business combination involving Dime or Hudson United (the "Hudson United/Dime Standstill"), except that from and after the earlier of the termination of the Stock Purchase Agreement and March 31, 2001, FleetBoston may terminate the Hudson United/Dime Standstill by providing notice to North Fork and paying North Fork a fee of $2.5 million. In the event that FleetBoston acquires a majority interest in Dime on or prior to December 31, 2001, FleetBoston must pay North Fork an additional fee of $2.5 million.

      Under the Stock Purchase Agreement, North Fork must pay FleetBoston a fee of $2.5 million on the earlier of the termination of the Stock Purchase Agreement and March 31, 2001 if at such time North Fork has not acquired a majority interest in Dime. If North Fork acquires a majority of the equity interest in Dime on or prior to the later of the termination of the Stock Purchase Agreement and March 31, 2001, North Fork must pay FleetBoston a fee of $5.0 million on the date of the closing of such acquisition (or $2.5 million if North Fork has paid the $2.5 million fee referred to in the previous sentence).

      If North Fork does not acquire Dime and if, subsequent to the termination of the Hudson United/Dime Standstill, FleetBoston acquires a majority interest in Dime on or before December 31, 2001, FleetBoston has agreed to cause Dime to sell to North Fork five branch offices with total deposits of approximately $500 million as of June 30, 1999. Consummation of any such transaction would be subject to conditions comparable to those applicable to the branch purchase by FleetBoston.

      Under the Stock Purchase Agreement, North Fork has agreed that if, after the third anniversary of the issuance of the North Fork Preferred and the North Fork Rights, the North Fork Preferred is still outstanding, then on each quarterly dividend payment date thereafter North Fork will issue to FleetBoston additional rights to purchase a number of shares of North Fork Common Stock equal to .5% (or 1% if any North Fork Preferred is outstanding on or after the fifth anniversary) of the aggregate liquidation preference of the then outstanding shares of North Fork Preferred divided by the then current market price of the North Fork Common Stock. The exercise price of any such additional rights will be the market price of North Fork Common Stock at the time of issuance of such additional rights, and such additional rights will be exercisable for 10 years from their issuance date. In all other respects such additional rights will be similar to the North Fork Rights.

      In the Stock Purchase Agreement, North Fork has agreed to operate substantially in the ordinary course and to refrain from paying or making any extraordinary dividends or distributions on the North Fork Common Stock. North Fork has also agreed to indemnify FleetBoston for breaches of the representations or covenants in the Stock Purchase Agreement and for losses (including litigation expenses) arising out of North Fork's solicitation of proxies from holders of Dime Common Stock and the North Fork Offer.

      The North Fork Preferred will bear a non-cumulative dividend of 7.5% per annum (payable quarterly), and will be redeemable, at North Fork's option, in whole or in part, at any time after the third anniversary of the issuance date at a redemption price of $1,000 per share, plus declared and unpaid dividends to the date fixed for redemption.

      Each of the North Fork Preferred, the North Fork Rights and any shares of North Fork Common Stock received upon conversion of the North Fork Preferred or the exercise of such North Fork Rights will be subject to certain transfer restrictions, and would benefit from customary rights related to the registration of the offering and sale of the North Fork Preferred, North Fork Rights and/or shares of North Fork Common Stock pursuant to a registration rights agreement.

      There can be no assurance as to the timing of the satisfaction of the conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement. The Stock Purchase Agreement may be terminated by mutual consent. Either North Fork or FleetBoston may terminate the Stock Purchase Agreement under certain circumstances, including if the acquisition of Dime Common Stock pursuant to the North Fork Offer has not been consummated by March 31, 2001, if Dime's and Hudson United's stockholders approve the Proposed Hudson United Merger, or if North Fork publicly announces the abandonment of its efforts to acquire Dime.

      FleetBoston, a Rhode Island corporation with its principal executive office at One Federal Street, Boston, Massachusetts 02110, is a diversified financial services company formed by the merger on October 1, 1999 of BankBoston Corporation with and into Fleet Financial Group, Inc. None of FleetBoston or any of FleetBoston's officers or directors intends to solicit proxies from holders of Dime Common Stock in connection with the Special Meeting or otherwise in connection with the Proposed Hudson United Merger, and FleetBoston disclaims that it is a participant in such solicitation, although FleetBoston may be deemed to be a participant by reason of the Stock Purchase Agreement and the transactions contemplated thereby.

      As of March 15, 2000, neither FleetBoston nor, to the best of its knowledge, any directors or executive officers of FleetBoston or any of their respective associates or majority-owned subsidiaries beneficially owns any shares of Dime Common Stock. As of March 15, 2000, Fleet National Bank, a subsidiary of FleetBoston, may be deemed to have had beneficial ownership of 5,100 shares of Dime Common Stock, which shares were held in a fiduciary capacity. FleetBoston disclaims beneficial ownership of all such shares. As of March 15, 2000, William F. Connell, a director of FleetBoston, has beneficial ownership of 2,740 shares of Dime Common Stock and options to acquire 19,180 shares of Dime Common Stock, which options are currently exercisable. These are the shares and options into which shares of common stock and options of North American Mortgage Company ("North American") held by Mr. Connell were converted in connection with the merger of North American and Dime on October 15, 1997. Mr. Connell served as a director of North American at the time of such merger.


                     CERTAIN INFORMATION ABOUT NORTH FORK

      North Fork is a Delaware corporation with its principal executive offices located at 275 Broad Hollow Road, Melville, New York 11747. The telephone number of North Fork at such location is (516) 844-1004.

      North Fork is a bank holding company registered under the Bank Holding Company Act of 1956. North Fork's primary subsidiary, North Fork Bank, a New York State-chartered, FDIC-insured commercial bank, operates retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland counties north of New York City. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local government units and retail customers in the metropolitan New York area. At December 31, 1999, North Fork had assets of $12.1 billion, deposits of $6.5 billion and stockholders' equity of $618.7 million, and operated 112 retail banking facilities. At September 30, 1999, on a pro forma basis giving effect to North Fork's recent acquisitions of Reliance Bancorp, Inc. ("Reliance") and JSB Financial, Inc. ("JSB"), North Fork had assets of $16.1 billion, deposits of $9.2 billion and stockholders' equity of $1.2 billion, and operated 154 retail banking facilities.

      On February 18, 2000, North Fork completed its acquisition of Reliance in a stock-for-stock merger accounted for as a purchase. Reliance's principal subsidiary,

Reliance Federal Savings Bank, a savings institution with 29 retail banking offices in Nassau and Suffolk counties on Long Island, New York, as well as in the New York City borough of Queens, was merged with North Fork Bank. At September 30, 1999, Reliance had assets of $2.5 billion, deposits of $1.6 billion and stockholders' equity of $171.7 million.


      On February 29, 2000, North Fork completed its acquisition of JSB in a stock-for-stock merger accounted for as a pooling-of-interests. JSB is the holding company for Jamaica Savings Bank FSB, a savings institution with 13 retail banking offices in the New York metropolitan area. At September 30, 1999, JSB had assets of $1.6 billion, deposits of $1.1 billion and stockholders' equity of $374 million.


      North Fork's Registration Statement, which contains the Exchange Offer Prospectus and the related letter of transmittal, has been filed with the Commission under the Securities Act of 1933, as amended. North Fork is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning North Fork's directors and officers, their remuneration, options granted to them, the principal holders of North Fork's securities and any material interests of such persons in transactions with North Fork is required to be disclosed in proxy statements distributed to North Fork's stockholders and filed with the Commission. The Registration Statement and such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains the Registration Statement and the reports, proxy statements and other information filed electronically by North Fork. North Fork Common Stock is listed on the NYSE under the symbol "NFB," and reports, proxy statements and other information concerning North Fork should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

                          FORWARD-LOOKING STATEMENTS

      This Proxy Statement contains certain forward-looking statements concerning the financial condition, results of operations and business of North Fork following the consummation of its proposed acquisition of Dime, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of North Fork's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition and projected earnings per share of the combined company following the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (1) cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame; (2) operating results following the proposed acquisition may be lower than expected; (3) competitive pressure among financial services companies may increase significantly; (4) costs or difficulties related to the integration of the businesses of North Fork and Dime may be greater than expected; (5) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (6) general economic conditions, whether nationally or in the market areas in which North Fork and Dime conduct business, may be less favorable than expected; (7) legislation or regulatory changes may adversely affect the businesses in which North Fork and Dime are engaged; or (8) adverse changes may occur in the securities markets.


                               OTHER INFORMATION

      The information concerning Dime, Hudson United and the Proposed Hudson United Merger contained herein has been taken from or based upon, and is qualified in its entirety by, publicly available documents on file with the Commission and other publicly available information. North Fork does not take any responsibility for the accuracy or completeness of such information or for any failure by Dime to disclose events that may have occurred and may affect the significance or accuracy of any such information.

      The information contained in this Proxy Statement concerning the North Fork Offer is qualified in its entirety by reference to the more detailed information contained in the enclosed Exchange Offer Prospectus.

      North Fork is not aware of any other matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, North Fork will vote all proxies held by it as North Fork, in its sole discretion, may determine.

      According to information contained in the Proxy Statement for Dime's 1999 Annual Meeting of Stockholders filed with the Commission on March 31, 1999 (the "Dime 1999 Annual Meeting Proxy"), in order to be considered for inclusion in Dime's proxy statement for the annual meeting of its stockholders to be held in 2000, all stockholder proposals must have been submitted to the Secretary of Dime at its offices at 589 Fifth Avenue, New York, New York 10017, on or before December 2, 1999. Under Dime's By-laws, stockholder nominations for director and stockholder proposals not included in Dime's 2000 proxy statement, in order to be considered for possible action by stockholders at the 2000 annual meeting of stockholders, must have been submitted to the Secretary of Dime, at the address set forth above, not less than 60 nor more than 90 days in advance of March 31, 2000. In addition, all stockholder nominations and stockholder proposals must meet other applicable criteria set forth in the By-laws of Dime in order to be considered at the 2000 annual meeting.


                                           North Fork Bancorporation, Inc.


Dated: March 27, 2000


      If you have any questions or need assistance in voting your shares, please call:


                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005
                          Toll Free: 1-800-755-7250

                                  SCHEDULE I


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS AND MANAGEMENT OF DIME

      According to information contained in Dime's solicitation/recommendation statement on Schedule 14D-9 which was filed with the Commission on March 21, 2000 (the "Schedule 14D-9"), as of February 29, 2000, there were 111,240,660 shares of Dime Common Stock outstanding. Pursuant to the Hudson United Option Agreement, Dime granted Hudson United an option to purchase up to 22,271,682 shares of Dime Common Stock. The information concerning Dime and the Proposed Hudson United Merger contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. North Fork does not take any responsibility for the accuracy or completeness of such information or for any failure by Dime to disclose events that may have occurred and may affect the significance or accuracy of any such information.

      The following table sets forth certain information as of March 20, 2000 (except as noted below) regarding the beneficial ownership of Dime Common Stock by (a) each of Dime's current directors, (b) each of Dime's "named executive officers," and (c) all of Dime's directors and executive officers as a group. The table was taken from Dime's Schedule 14D-9.


                                                            Percent Of
                                  Shares Of Common Stock   Outstanding
    Name of Beneficial Owner      Beneficially Owned (1)   Common Stock
-------------------------------- ------------------------ -------------
Lawrence J. Toal ...............          912,384(2)      *
Derrick D. Cephas ..............           11,000(3)      *
Frederick C. Chen ..............           21,860         *
J. Barclay Collins II ..........            9,000         *
Richard W. Dalrymple ...........           18,549(4)      *
James F. Fulton ................           13,162(5)      *
Sally Hernandez-Pinero .........            6,100         *
Fred B. Koons ..................          114,359(4)      *
Virginia M. Kopp ...............           15,245(6)      *
James M. Large, Jr. ............          407,276         *
John Morning ...................            7,905         *
Margaret Osmer-McQuade .........           28,738(7)      *
Paul A. Qualben ................           30,006         *
Eugene G. Schulz, Jr. ..........           17,158         *

Howard Smith ..........................         58,000            *
Norman R. Smith .......................          9,000            *
Ira T. Wender .........................         25,875            *
Anthony R. Burriesci ..................        218,786            *
Richard A. Mirro ......................        181,981(4)
Carlos R. Munoz .......................        106,482            *
Peyton R. Patterson ...................        105,432            *
All Directors and Executives as a Group
 (24 persons) .........................      2,823,225(3)      2.54%

----------
*     Less than 1%.

(1) The directors, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table. Certain of such shares are restricted stock that may be subject to repurchase by Dime under certain circumstances. The share amounts listed include shares of Dime's common stock that the following persons have the right to acquire within 60 days from March 17, 2000: Lawrence J. Toal, 546,258; each of Derrick D. Cephas, Frederick C. Chen, James F. Fulton, Sally Hernandez-Pinero, Virginia M. Kopp, John Morning, Margaret Osmer-McQuade, Paul A. Qualben and Ira T. Wender, 1,000; each of J. Barclay Collins II, Richard W. Dalrymple, Eugene G. Schulz, Jr., Howard Smith, and Norman R. Smith, 4,000; James M. Large, Jr., 256,334; Fred B. Koons, 62,799; Anthony R. Burriesci, 127,799; Richard A. Mirro, 92,299; Carlos R. Munoz, 58,132; Peyton R. Patterson, 37,067; and all current directors and executive officers as a group, 1,495,581.

(2) Includes 334 shares held by Mr. Toal's spouse, as to which he disclaims beneficial ownership.

(3) Includes an aggregate of 2,000 shares owned by or in trust for Mr. Cephas' children, as to which he disclaims beneficial ownership.

(4) Includes shares held by the Trustee of Dime's 401(k) plan with respect to the account of the individual or certain members of the group based on reports dated as of December 31, 1999.

(5) Includes an aggregate of 832 shares owned by or in trust for Mr. Fulton's spouse, as to which he disclaims beneficial ownership.

(6) Includes an aggregate of 3,000 shares owned by or in trust for Mrs. Kopp's spouse, as to which she disclaims beneficial ownership.

(7) Includes 7,000 shares owned in trust for Ms. Osmer-McQuade's spouse, as to which she disclaims beneficial ownership.

      The following table sets forth information regarding beneficial ownership of Dime Common Stock by each person who, to North Fork's knowledge, beneficially owns more than 5% of Dime Common Stock as of December 31, 1999. This information is based solely upon a review by North Fork of Schedules 13G filed with the Commission with respect to Dime Common Stock.


                                             Shares of
          Name and Address of              Common Stock      Percent of Outstanding
           Beneficial Owner             Beneficially Owned        Common Stock
-------------------------------------- -------------------- -----------------------
J.P. Morgan & Co. Incorporated
 60 Wall Street
 New York, New York 10260 ............       7,058,056(a)             6.37%

Vanguard Windsor Funds --
 Vanguard Windsor Fund ...............       6,859,200(b)             6.04%

Wellington Management Company, LLP
 75 State Street
 Boston, Massachusetts 02109 .........       6,951,800(c)             6.13%

----------------
(a) The information as to J.P. Morgan & Co. Incorporated is derived from a Schedule 13G, dated February 10, 2000, filed by J.P. Morgan & Co. Incorporated, which states that, as of December 31, 1999, J.P. Morgan & Co. Incorporated, through certain of its affiliates, had sole voting power with regard to 4,448,620 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to 6,901,456 of such shares and shared dispositive power with regard to none of such shares.


(b)        The information as to the Vanguard Windsor Fund is derived from a
           Schedule 13G, dated February 8, 2000, filed by the Vanguard Windsor Fund, which states that, as of December 31, 1999, the Vanguard Windsor Fund had sole voting power with regard to 6,859,200 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to none of such shares and shared dispositive power with regard to 6,859,200 of such shares.


(c) The information as to Wellington Management Company, LLP is derived from a Schedule 13G, dated February 11, 2000, filed by Wellington Management Company, LLP, which states that, as of December 31, 1999, Wellington Management Company, LLP had sole voting power with regard to none of the shares indicated above, shared voting power with regard to 2,600 of such shares, sole dispositive power with regard to none of such shares and shared dispositive power as to 6,951,800 of such shares.

                                  SCHEDULE II


          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
            OF NORTH FORK AND OTHER PERSONS WHO MAY SOLICIT PROXIES


      The following table sets forth the name and title of persons who may be deemed to be participants on behalf of North Fork in the solicitation of proxies from the stockholders of Dime.


                DIRECTORS AND EXECUTIVE OFFICERS OF NORTH FORK


NAME                             POSITIONS
-------------------------------- -------------------------------------------
John A. Kanas .................. Chairman of the Board, President and Chief
                                 Executive Officer
John Bohlsen ................... Vice Chairman
Thomas M. O'Brien .............. Vice Chairman
Park T. Adikes ................. Director
Irvin L. Cherashore ............ Director
Allan C. Dickerson ............. Director
Lloyd A. Gerard ................ Director
Daniel M. Healy ................ Executive Vice President, Chief Financial
                                 Officer and Director
Patrick E. Malloy, III ......... Director
Raymond A. Nielson ............. Director
James F. Reeve ................. Director
George H. Rowsom ............... Director
Kurt R. Schmeller .............. Director
Raymond W. Terry, Jr. .......... Director
Kevin O'Connor ................. Executive Vice President

      As of the date of this Proxy Statement, North Fork beneficially owns 690,900 shares of Dime Common Stock, and Park T. Adikes beneficially owns 100 shares of Dime Common Stock. Other than as set forth herein, as of the date of this Proxy Statement, neither North Fork nor any of the other participants listed in this Schedule II has any interest, direct or indirect, by security holdings or otherwise, in Dime.

                  OTHER PERSONS WHO MAY ALSO SOLICIT PROXIES

      North Fork has retained Salomon Smith Barney and Sandler O'Neill & Partners, L.P. ("Sandler O'Neill" and together with Salomon Smith Barney, the "Financial Advisors") to act as its financial advisors and dealer-managers in connection with the North Fork Offer. North Fork has agreed that it will pay aggregate financial advisory fees of not more than 80 basis points, or 40 basis points to each of the Financial Advisors, or the aggregate purchase price paid by North Fork in the North Fork Offer and the Proposed North Fork Merger should North Fork acquire control of Dime. North Fork has also agreed to reimburse the Financial Advisors for their reasonable out-of-pocket expenses, including the fees and expenses of their legal counsel incurred in connection with the Financial Advisors' engagement by North Fork. In addition, North Fork has agreed to indemnify the Financial Advisors and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Salomon Smith Barney nor Sandler O'Neill admits that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in
Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies, or that Schedule 14A requires the disclosure of certain information concerning it.



NAME                                POSITIONS
----------------------------------- --------------------------
Representatives of Salomon Smith
 Barney:
David M. Head ..................... Managing Director
James M. Harasimowicz ............. Director
Gideon Asher ...................... Director
Paul D. Sowell II ................. Vice President
Tamara Rubinoff ................... Associate

Representatives of Sandler O'Neill:
Herman S. Sandler ................. Senior Managing Principal
Christopher Quackenbush ........... Principal
John Rodak ........................ Managing Director
Scott Shannon ..................... Associate Director

      Salomon Smith Barney's principal business address is 388 Greenwich Street, New York, New York 10013. Salomon Smith Barney engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Salomon Smith Barney may trade the debt and equity securities of Dime for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has informed North Fork that, as of the close of business on March 16, 2000, Salomon Smith Barney and its affiliates owned 432,425 shares of Dime Common Stock for its own account. Salomon Smith Barney and certain of its affiliates also may have voting and dispositive power with respect to certain shares of Dime Common Stock held in asset management, brokerage and other accounts. Salomon Smith Barney and such affiliates disclaim beneficial ownership of such shares of Dime Common Stock.


      Sandler O'Neill's principal business address is Two World Trade Center, New York, New York 10048. Sandler O'Neill engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Sandler O'Neill may trade the debt and equity securities of Dime for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Sandler O'Neill has informed North Fork that, as of the close of business on March 16, 2000, Sandler O'Neill and its affiliates owned no shares of Dime Common Stock for their own account. Sandler O'Neill has also informed North Fork that, as of the close of business on March 16, 2000, Sandler O'Neill Asset Management LLC, which may be deemed to be an affiliate of Sandler O'Neill, has voting and dispositive power over 155,000 shares of Dime Common Stock and that Sandler O'Neill also may have voting and dispositive power with respect to certain shares of Dime Common Stock held in brokerage and other accounts. Sandler O'Neill disclaims beneficial ownership of such shares of Dime Common Stock.

                                   IMPORTANT


      If your shares are held in your own name, please sign, date and return the enclosed GOLD proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy is voted on your behalf.


      Do not sign any white proxy card you may receive from Dime.


      If you have any questions or need assistance in voting your shares, please call:


                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005
                           Toll Free: 1-800-755-7250

     THIS PROXY IS SOLICITED ON BEHALF OF NORTH FORK BANCORPORATION, INC.
 IN OPPOSITION TO THE SOLICITATION BY THE DIME BANCORP, INC. BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                             OF DIME BANCORP, INC.
                          TO BE HELD ON MAY 17, 2000

The undersigned stockholder of Dime Bancorp, Inc. ("Dime") hereby appoints Linda Bishop and Kathleen H. Martin and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock, par value $0.01 per share, of Dime which the undersigned is entitled to vote at the Special Meeting of Stockholders of Dime to be held on May 17, 2000, at a time and place to be announced by Dime, and at any adjournments, postponements, continuations or reschedulings thereof (the "Special Meeting"), with all the powers the undersigned would possess if personally present at the Special Meeting.

         NORTH FORK RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 1 BELOW.

   1. Adoption of the agreement and plan of merger, dated as of September 15, 1999, between Hudson United Bancorp and Dime Bancorp, Inc., as amended and restated on December 27, 1999.

                     FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

   2. In their discretion, upon such other matters as may properly come before the Special Meeting.


[X] PLEASE MARK YOUR VOTE AS THIS EXAMPLE.      (CONTINUED AND TO BE SIGNED ON
                                                 REVERSE SIDE.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder and at the discretion of the proxy holders as to any other business that may properly come before the special meeting. If you do not indicate how you want to vote, your proxy will be counted as a vote AGAINST adoption of the merger agreement.


PLEASE COMPLETE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE MATTERS COVERED HEREBY.



                                                 DATED
-------------------------
                                                 ------------------------------
                                                 SIGNATURE(S)



                                                 ------------------------------

                                                 SIGNATURES, IF HELD JOINTLY


                                                 Please sign your name exactly
                                                 as it appears hereon. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give your
                                                 full title. If a corporation,
                                                 please sign in full corporate
                                                 name by the president or other
                                                 authorized officer. If a
                                                 partnership, please sign in
                                                 the partnership name by
                                                 authorized person(s).



If you need assistance in voting your shares, please call North Fork's proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-755-7250.